Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		bkorb@troutgroup.com
650-934-5200		646-378-2923

VIVUS PROVIDES REGULATORY UPDATE ON QNEXA

Agreement Reached with FDA to Re-Submit QNEXA NDA Prior to Completion of FORTRESS

MOUNTAIN VIEW, Calif., September 15, 2011 – VIVUS, Inc. (NASDAQ: VVUS) today announced that following a recent teleconference it has reached agreement with officials of the Endocrine and Metabolic Division of the Food and Drug Administration on a plan that allows for an early resubmission of the QNEXA New Drug Application for the treatment of obesity. The resubmission plan allows VIVUS to seek approval for an initial indication that includes obese men and women of non-child bearing potential.  Based on this agreement, VIVUS intends to resubmit the QNEXA NDA by the end of October 2011, prior to completion of the FORTRESS study. Top-line results from FORTRESS are expected in December 2011, with validation of FORTRESS expected in the third quarter of 2012. The FDA also stated that an Advisory Committee meeting for QNEXA will be held in the first quarter of 2012.

“Recent epidemiology study results, which show that topiramate is not a major teratogen, were an important consideration in our plan to resubmit the QNEXA NDA ahead of the FORTRESS results. The planned October resubmission will also allow for an early 2012 Advisory Committee meeting and a second quarter 2012 PDUFA date,” commented Peter Y. Tam, president of VIVUS. “In this initial indication, we plan to include a contraindication for women of childbearing potential. We believe this is a sound approach that, if approved, will potentially allow early commercialization in a higher-risk population with a significant unmet medical need.  The FORTRESS study remains important in our plan to more precisely define the teratogenic potential of topiramate and may enable us to expand the indication to include obese women of child-bearing potential.  If the FORTRESS results are favorable, we expect to file for the full indication in late 2012.”

According to the CDC, over 108 million adult Americans are estimated to have a BMI >30 (obese) or BMI >27 (overweight) with at least one weight-related health risk, such as diabetes, hypertension or dyslipidemia. Of these, over three-quarters, or an estimated 80 million adults, are men and women of non-childbearing potential who are at an increased risk of developing obesity-related cardiovascular and metabolic diseases.

“Topiramate teratogencity data published and presented since our last meeting with the FDA in April 2011 includes two case-control studies utilizing the CDC’s National Birth Defects Prevention Study and the Slone Epidemiology Birth Defect Study presented at the 27th International Conference on Pharmacoepidemiology and Therapeutic Risk Management in Chicago; and the Wolters Kluwer Study presented at International Epilepsy Congress in Rome. In addition, a birth defect study from Denmark on Newer Generation Antiepileptic Drugs including topiramate was published in JAMA.  In all of these studies, the authors concluded that topiramate was not a major teratogen,” commented Wesley Day, vice-president clinical development.  “The conclusions reached in all of these studies were instrumental in the development of the QNEXA NDA resubmission plan.”

About FORTRESS

FORTRESS, for Fetal Outcome Retrospective TopiRamate ExpoSure Study, is a retrospective observational study utilizing existing electronic healthcare databases to assess fetal outcomes, in the offspring of women who were exposed to topiramate during the first trimester of pregnancy.  FORTRESS is expected to include approximately 2,500 topiramate exposed mother-infant pairs or dyads and is believed to be the largest retrospective topiramate medical claims study ever completed.  The co-primary endpoints will be the relative risk of major congenital malformations and oral cleft in the offspring of women exposed to topiramate during pregnancy as compared to a control group that was not exposed to topiramate. FORTRESS is expected to include four distinct medical and pharmacy claim databases.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health. The company’s lead investigational product in clinical development, QNEXA®, has completed phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by US and EU regulators. VIVUS received a Complete Response Letter, or CRL, to the initial QNEXA NDA on October 28, 2010. QNEXA is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. In the area of sexual health, VIVUS has submitted an NDA for avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate” and “intend,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the timing and substance of our response to the FDA’s requests from the End of Review meeting; our response to, and continued dialogue with, the FDA relating to matters raised in the FDA’s CRL; the timing and results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy or FORTRESS; the FDA’s interpretation of and agreement with the information VIVUS submitted and may submit relating to teratogenicity and cardiovascular safety; the FDA’s interpretation of the data from our SEQUEL study, or OB-305; the FDA’s requests, if any, to conduct additional prospective studies or retrospective observational studies or to provide further analysis of clinical trial data; the review and questions from the EMA and CHMP on the MAA; substantial competition; the impact on future sales based on specific indication and contraindications contained in the label and the extent of the Risk Evaluation and Mitigation Strategies program; uncertainties of litigation and intellectual property and patent protection; reliance on sole-source suppliers; limited sales and marketing resources and dependence upon third parties; risks related to the development of innovative products; risks related to the failure to obtain FDA or foreign authority clearances or approval; noncompliance with FDA or foreign regulations; and our dependence on the performance of our collaborative partners. As with any pharmaceutical in development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that our response to the FDA’s CRL or the results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy and subsequent meetings and communications will be sufficient to satisfy the FDA’s safety concerns, that the FDA will not require us to conduct any additional  prospective studies or retrospective observational studies, or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2010, and periodic reports filed with the Securities and Exchange Commission.

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